Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
January 28, 2021

A. O. Smith reports 2020 earnings of $2.12 per share supported by record fourth quarter sales and provides 2021 guidance
Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (the “Company”) (NYSE-AOS) today announced 2020 sales of $2.9 billion and net earnings of $344.9 million or $2.12 per share.
Sales were approximately three percent lower than sales of $3.0 billion reported in 2019, driven primarily by pandemic-related sales declines in the first half of 2020 in China. Net earnings in 2019 were $370.0 million or $2.22 per share.
Adjusted earnings of $351.2 million, or $2.16 per share, were approximately five percent lower than 2019 net earnings and excluded $6.3 million, or $0.04 per share, of after-tax severance and restructuring charges in 2020 related to aligning the business to current market conditions.
Record sales of $834.5 million in the fourth quarter of 2020 increased approximately 11 percent compared with sales of $750.9 million in the same period in 2019, primarily due to higher residential water heater volumes in North America and higher sales in China.
In the fourth quarter of 2020, the Company achieved net earnings of $120.0 million, or $0.74 per share, which were approximately 31 percent higher than net earnings of $91.3 million, or $0.56 per share, in the fourth quarter of 2019.
The Company is providing non-GAAP measures (adjusted earnings, adjusted earnings per share and adjusted segment earnings) for 2020 that exclude severance and restructuring charges related to its business alignment actions. Reconciliations to measures on a GAAP basis are provided in the financial information included with this news release.
“With the safety and well-being of our employees as the highest priority, I’m extremely proud of our entire team supporting our customers with essential water heating and water treatment products to combat the pandemic in an indisputably challenging year. We believe our strong balance sheet and the stability afforded by our replacement demand in the U.S., which we estimate at approximately 85 percent of water heater and boiler units sold, put us in a solid position to successfully navigate through the impact of the pandemic,” said Kevin J. Wheeler, chairman and chief executive officer. “Our North America water treatment sales organically grew 14 percent in 2020, and we believe the U.S. residential industry shipped a record number of tank and tankless water heaters in 2020, exceeding 10 million units. We saw progressive improvement in consumer demand for our products in China throughout 2020 and achieved high single-digit operating margins in that region in the second half of 2020.”
North America segment
Sales of the North America segment in 2020 of $2.1 billion increased approximately two percent compared with 2019. Higher residential water heater volumes, growth in water treatment, as well as a full year of Water-Right sales were partially offset by lower U.S. commercial water heater volumes, lower boiler sales and a water heater sales mix composed of more electric models which have a lower selling price.
North America segment earnings of $503.5 million increased approximately three percent compared with 2019. The increase in earnings was driven by the favorable impact to earnings from higher residential water heater volumes, growth in water treatment sales, a full year of Water-Right sales and lower material costs. The negative impact to earnings from lower volumes of boilers and commercial water heaters and the water heater mix skew to electric partially offset these factors. The resulting segment margin of 23.8 percent was slightly higher than in 2019.
Adjusted segment earnings of $506.2 million excluded $2.7 million in pre-tax severance costs resulting in adjusted segment margin of 23.9 percent.
Record fourth quarter North America segment sales of $560.9 million increased approximately seven percent compared with the same period in 2019, primarily driven by higher residential water heater volumes.
Record fourth quarter North America segment earnings of $137.9 million increased approximately seven percent from the same period in 2019. The increase in earnings was primarily driven by the favorable impact to earnings from higher residential water heater volumes in North America and lower steel costs. These factors were partially offset by higher logistics costs. As a result, fourth quarter segment margin of 24.6 percent was slightly higher than 24.5 percent in 2019.
Rest of World segment
Rest of World segment sales in 2020 of $800.3 million declined approximately 14 percent from 2019. Pandemic-related lockdowns and weak end-market demand, primarily in China in the first half of the year, and a higher mix of mid-priced products resulted in lower sales. Currency translation of China sales favorably impacted sales by approximately $9 million. India sales were also negatively impacted by the pandemic-related economic disruption and declined to $31.0 million compared with $38.6 million in 2019.
Rest of World segment earnings at breakeven in 2020 declined significantly compared with segment earnings of $40.2 million in 2019. In China, the unfavorable impact to earnings from lower sales and a higher mix of mid-priced products, which have lower margins than higher-priced products, more than offset reductions in SG&A costs and temporary waivers for required social insurance contributions. As a result of these factors, segment operating margin was zero compared with 4.3 percent in 2019.
Adjusted segment earnings of $5.0 million in 2020 excluded $5.0 million in pre-tax severance and restructuring costs resulting in adjusted segment margin of 0.6 percent.
Fourth quarter Rest of World segment sales of $279.0 million improved approximately 19 percent compared with the fourth quarter of 2019. Currency translation of China sales favorably impacted sales by approximately $14 million. Constant currency China sales improved 15 percent driven by mid-single-digit growth in end market demand led by water treatment, replacement water treatment filters and gas tankless water heaters and a favorable mix between product categories compared with the fourth quarter of 2019.
Fourth quarter Rest of World segment earnings of $31.3 million improved significantly from $1.5 million in the same quarter in 2019. In China, the favorable impact to earnings from higher volumes, reductions in SG&A costs and lower material costs drove higher earnings. As a result of these factors, fourth quarter segment margin improved to 11.2 percent compared with 0.6 percent in 2019.
Balance sheet, liquidity and share repurchases
As of December 31, 2020, the Company had cash and marketable securities balances totaling $689.6 million and undrawn borrowing capacity on its credit facility totaling $500.0 million. The Company’s total debt was $113.2 million at the end of December, and its leverage ratio was 5.8 percent as measured by total debt to total capitalization. During 2020, the Company repatriated approximately $190 million in overseas cash to the U.S.

Cash provided by operations of $562.1 million during 2020 increased from $456.2 million in 2019, primarily as a result of lower investment in working capital which was partially offset by lower earnings in 2020 compared with the prior year.
On January 27, 2021, the Board of Directors of the Company approved adding 7,000,000 shares of common stock to an existing discretionary share repurchase authority. Including the additional shares, the Company has approximately 8.6 million shares available for repurchase. Today, the Company announced its intention to spend approximately $400 million to repurchase its common stock in 2021 through a combination of 10b5-1 plans and open market purchases.
Operations and supply chain
The Company remained operational with no significant COVID-19-related disruptions within its plants or supply chain in the recent quarter. Lead times were extended in the second and third quarters due to self-quarantine absenteeism mandated by the Company’s COVID-19 prevention measures. The Company noted stability in its North America water heater manufacturing lead times in the fourth quarter as a result of adding manufacturing shifts, hiring temporary workers and shifting some production.
The Company has undertaken numerous and meaningful steps to protect its employees, suppliers and customers during the pandemic. These important steps, which in certain cases reduce efficiency, include continuous communication and training to employees on living and working safely during a pandemic, plant accommodations and reconfigurations to maintain social distancing, providing masks for all employees, implementation of sanitizing stations, employee temperature-taking and regular, proactive deep cleaning and sanitization of all facilities, among others.
Outlook
“We are encouraged by the resiliency of our North America water heater replacement demand and the progressively improving year-over-year growth in consumer demand for our products in China. We continue to expect tailwinds behind our North America water treatment product sales driven by drinking water health and safety concerns,” noted Wheeler. “However, much uncertainty remains about the duration and long-term implications of the pandemic, particularly its impact on the U.S. commercial construction market.
“Under the assumption that the conditions of our business environment and those of our suppliers and customers are similar throughout 2021 to what we have experienced in recent months and that they do not deteriorate as a result of further restrictions or shutdowns, today we announce our full-year 2021 earnings guidance in a range between $2.40 and $2.50 per share. The mid-point of the guidance range represents an increase of 13 percent compared with our 2020 adjusted earnings results.
“We continue to believe that we have ample liquidity and flexibility to meet the needs of our business, return cash to shareholders and take advantage of organic and acquisitive growth opportunities. We remain focused on keeping our employees safe, while serving our customers and continuing to deliver on our mission to provide hot and clean water necessary to keep communities and households safe during the pandemic.”
A. O. Smith will broadcast a live conference call at 10:00 a.m. Eastern Standard Time today. The call can be heard on the Company’s website, www.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event.
Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s businesses, including demand for its products, particularly commercial products, operations and workforce dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; a failure to recover or a further weakening of the Chinese economy and/or a failure to recover or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs and trade disputes; potential further weakening in the high-efficiency boiler segment in the U.S.; significant volatility in raw material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.

SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2020	2019	2020	2019
Net sales	$834.5	$750.9	$2,895.3	$2,992.7
Cost of products sold	510.4	455.9	1,787.1	1,812.0
Gross profit	324.1	295.0	1,108.2	1,180.7
Selling, general and administrative expenses	171.2	179.9	660.3	715.6
Severance and restructuring expenses	—	—	7.7	—
Interest expense	1.0	2.5	7.3	11.0
Other income	—	(2.9)	(11.0)	(18.0)
Earnings before provision for income taxes	151.9	115.5	443.9	472.1
Provision for income taxes	31.9	24.2	99.0	102.1
Net earnings	$120.0	$91.3	$344.9	$370.0
Diluted earnings per share of common stock	$0.74	$0.56	$2.12	$2.22
Average common shares outstanding (000’s omitted)	162,866	164,185	162,604	166,711

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) December 31, 2020	December 31, 2019
ASSETS:
Cash and cash equivalents	$573.1	$374.0
Marketable securities	116.5	177.4
Receivables	585.0	589.5
Inventories	300.1	303.0
Other current assets	43.3	56.5
Total Current Assets	1,618.0	1,500.4
Net property, plant and equipment	541.3	545.4
Goodwill and other intangibles	870.7	884.4
Operating lease assets	41.6	46.9
Other assets	89.1	80.9
Total Assets	$3,160.7	$3,058.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$595.2	$509.6
Accrued payroll and benefits	74.6	64.6
Accrued liabilities	161.9	143.7
Product warranties	47.8	41.8
Debt due within one year	6.8	6.8
Total Current Liabilities	886.3	766.5
Long-term debt	106.4	277.2
Pension liabilities	13.6	27.8
Operating lease liabilities	34.4	38.7
Other liabilities	271.7	281.0
Stockholders’ equity	1,848.3	1,666.8
Total Liabilities and Stockholders’ Equity	$3,160.7	$3,058.0

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2020	2019
Operating Activities
Net earnings	$344.9	$370.0
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	80.0	78.3
Stock based compensation expense	12.7	13.3
Net changes in operating assets and liabilities:
Current assets and liabilities	130.4	32.6
Noncurrent assets and liabilities	(5.9)	(38.0)
Cash Provided by Operating Activities	562.1	456.2
Investing Activities
Capital expenditures	(56.8)	(64.4)
Acquisition	—	(107.0)
Investment in marketable securities	(157.4)	(272.7)
Net proceeds from sale of marketable securities	226.0	478.0
Cash Provided by Investing Activities	11.8	33.9
Financing Activities
Long-term debt (repaid) incurred	(170.8)	62.6
Common stock repurchases	(56.7)	(287.7)
Payment of contingent consideration	—	(1.0)
Net proceeds (payments) from stock option activity	11.4	(0.5)
Dividends paid	(158.7)	(149.2)
Cash Used In Financing Activities	(374.8)	(375.8)
Net increase in cash and cash equivalents	199.1	114.3
Cash and cash equivalents - beginning of period	374.0	259.7
Cash and Cash Equivalents - End of Period	$573.1	$374.0

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2020	2019	2020	2019
Net sales
North America	$560.9	$523.1	$2,118.3	$2,083.5
Rest of World	279.0	234.3	800.3	935.8
Inter-segment sales	(5.4)	(6.5)	(23.3)	(26.6)
	$834.5	$750.9	$2,895.3	$2,992.7
Earnings
North America(1)	$137.9	$128.4	$503.5	$488.9
Rest of World(2)	31.3	1.5	—	40.2
Inter-segment earnings elimination	—	—	(0.3)	—
	169.2	129.9	503.2	529.1
Corporate expense	(16.3)	(11.9)	(52.0)	(46.0)
Interest expense	(1.0)	(2.5)	(7.3)	(11.0)
Earnings before income taxes	151.9	115.5	443.9	472.1
Tax provision	31.9	24.2	99.0	102.1
Net earnings	$120.0	$91.3	$344.9	$370.0
(1) includes severance and restructuring expenses of:	$—	$—	$2.7	$—
(2) includes severance and restructuring expenses of:	$—	$—	$5.0	$—

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Earnings (GAAP)	$120.0	$91.3	$344.9	$370.0
Severance and restructuring expenses, before tax	—	—	7.7	—
Tax effect of severance and restructuring expenses	—	—	(1.4)	—
Adjusted Earnings	$120.0	$91.3	$351.2	$370.0

Diluted EPS (GAAP)	$0.74	$0.56	$2.12	$2.22
Severance and restructuring expenses per diluted share, before tax	—	—	0.05	—
Tax effect of severance and restructuring expenses per diluted share	—	—	(0.01)	—
Adjusted EPS	$0.74	$0.56	$2.16	$2.22

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings (losses) to adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2020	2019	2020	2019
Segment Earnings (GAAP)
North America	$137.9	$128.4	$503.5	$488.9
Rest of World	31.3	1.5	—	40.2
Inter-segment earnings elimination	—	—	(0.3)	—
Total Segment Earnings (GAAP)	$169.2	$129.9	$503.2	$529.1
Adjustments:
North America severance and restructuring expenses	$—	$—	$2.7	$—
Rest of World severance and restructuring expenses	—	—	5.0	—
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$—	$—	$7.7	$—
Adjusted Segment Earnings
North America	$137.9	$128.4	$506.2	$488.9
Rest of World	31.3	1.5	5.0	40.2
Inter-segment earnings elimination	—	—	(0.3)	—
Total Adjusted Segment Earnings	$169.2	$129.9	$510.9	$529.1

A. O. SMITH CORPORATION
2021 EPS Guidance and 2020 Adjusted EPS
(unaudited)
The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2021 Guidance	2020
Diluted EPS (GAAP)	$2.40-2.50	$2.12
Severance and restructuring expenses, per diluted share	—	0.04
Adjusted EPS	$2.40-2.50	$2.16